Exhibit 99.1

NEWS RELEASE

Contacts:
MSC Income Fund, Inc.
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Cory E. Gilbert, CFO, cgilbert@mainstcapital.com
713-350-6000
Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600

MSC Income Fund Amends and Extends its SPV Credit Facility
Interest Rate Reduced; Maturity of the Facility Extended to February 2030
HOUSTON, March 25, 2025 – MSC Income Fund, Inc. (NYSE: MSIF) (the “Company”) is pleased to announce that its wholly-owned subsidiary, MSIF Funding, LLC, recently amended its special purpose vehicle revolving credit facility (the “SPV Facility”) with JPMorgan Chase Bank, National
Association. The recently closed amendment decreases the interest rate to three-month Secured
Overnight Financing Rate (“SOFR”) plus 2.20% from the prior interest rate of three-month SOFR plus
3.00% per annum. The amendment also extends the revolving period, or reinvestment period, through
February 2029 and the final maturity date to February 2030.
ABOUT MSC INCOME FUND, INC.
The Company (www.mscincomefund.com) is a principal investment firm that primarily provides debt capital to private companies owned by or in the process of being acquired by a private equity fund.
The Company’s portfolio investments are typically made to support leveraged buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. The Company seeks to partner with private equity fund sponsors and primarily invests in secured debt investments within its private loan investment strategy. The Company also maintains a portfolio of customized long-term debt and equity investments in lower middle market companies, and through those investments, the Company has partnered with entrepreneurs, business owners and management teams in co-investments with Main Street Capital Corporation (NYSE:
MAIN) (“Main Street”) utilizing the customized “one-stop” debt and equity financing solution provided in Main Street’s lower middle market investment strategy. The Company’s private loan portfolio companies generally have annual revenues between $25 million and $500 million. The
Company’s lower middle market portfolio companies generally have annual revenues between $10 million and $150 million.
ABOUT MSC ADVISER I, LLC
MSC Adviser I, LLC (“MSCA”) is a wholly-owned subsidiary of Main Street that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. MSCA serves as the investment adviser and administrator of the Company in addition to several other advisory clients.
FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements, including but not limited to the availability of future financing capacity under the SPV Facility. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the
Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the U.S. Securities and Exchange
Commission. Such statements speak only as of the time when made and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future.
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